CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® Gold Trust versus the PowerShares DB U.S. Dollar Index Bullish Fund	1,210,447	$10.00	$12,104,470	$1,405.33

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)2

Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page S-10 of product supplement STR-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$12,104,470.00
Underwriting discount (1)	$0.125	$151,305.88
Proceeds, before expenses, to Bank of America Corporation	$9.875	$11,953,164.12

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.10 per unit, respectively.

Merrill Lynch & Co.
April 28, 2011

1,210,447 Units

Relative Value Strategic Accelerated Redemption Securities®

Linked to the Performance of the SPDR® Gold Trust versus the PowerShares DB U.S. Dollar Index Bullish Fund,

due May 7, 2012

$10 principal amount per unit

Term Sheet No. 610

Pricing Date April 28, 2011

Settlement Date May 5, 2011

Maturity Date May 7, 2012

CUSIP No. 06050R346

Relative Value Strategic Accelerated Redemption Securities®

The Call Premium is 12% of the Original Offering Price per annum if the notes are called on the third Observation Date (equivalent to 6% if the notes are called on the first Observation Date, or 9% if the notes are called on the second Observation Date)

The notes will be called if, on any Observation Date, the performance of the SPDR® Gold Trust is greater than or equal to the performance of the PowerShares DB U.S. Dollar Index Bullish Fund

If the notes are not called prior to maturity, you will receive an amount per unit that is less than the Original Offering Price, based on the percentage difference between the performance of SPDR® Gold Trust and the PowerShares DB U.S. Dollar Index Bullish Fund

A maturity of approximately one year

Payments on the notes are subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Enhanced Return

Summary

The Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® Gold Trust versus the PowerShares DB U.S. Dollar Index Bullish Fund, due May 7, 2012 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes are linked to the performance of the SPDR® Gold Trust (“GLD”) versus the PowerShares DB U.S. Dollar Index Bullish Fund (“UUP”). The notes provide for an automatic call if the Performance of GLD on any Observation Date is greater than or equal to the Performance of UUP. If the notes are called on any Observation Date, you will receive the Original Offering Price of the notes plus the applicable Call Premium (the “Call Amount”). If your notes are not called, the amount you will receive on the maturity date will be less than the Original Offering Price per unit and will be based on the percentage difference between the Performance of GLD and the Performance of UUP.

Investors should be of the view that GLD will perform moderately better than UUP over the term of the notes. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have us call their notes on any Observation Date. Investors’ gain or loss generally will be long-term capital gain or loss if the notes are held for more than one year, and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, any capital gain or loss generally will be short-term capital gain or loss. Any such gain or loss is subject to certain tax implications, set forth under “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations.”

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measures:	SPDR® Gold Trust (Bloomberg symbol: “GLD”) and PowerShares DB U.S. Dollar Index Bullish Fund (Bloomberg symbol: “UUP”)
Performance of GLD:
Performance of UUP:
Call Feature:	The notes will be called if the Performance of GLD is greater than or equal to the Performance of UUP on any Observation Date.
Initial Price:	149.81 (the Closing Market Price of GLD on the pricing date) and 20.96 (the Closing Market Price of UUP on the pricing date).
Final Price:

The Final Price of each Market Measure will equal the Closing Market Price of the Market Measure on the applicable Observation Date. However, if a Market Disruption Event occurs on an Observation Date, the Final Price will be determined as set forth beginning on page

TS-11.

Price Multiplier:

1 for each Market Measure, subject to adjustment for certain corporate events. See the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund Linked Notes” beginning on page S-33 of product supplement STR-2.

Observation Dates:	October 25, 2011, January 24, 2012, and April 30, 2012 (the final Observation Date).
Call Amounts (per Unit):	$10.60 if called on October 25, 2011, $10.90 if called on January 24, 2012, and $11.20 if called on April 30, 2012.
Call Premium:	12.00% of the Original Offering Price per annum.
Call Settlement Date:

The fifth Banking Business Day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page TS-11; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Redemption Amount:

If your notes are not called on any Observation Date, you will receive less than the Original Offering Price because the Performance of GLD will be less than the Performance of UUP on the Final Observation Date. You will receive per unit:

$10 + [$10× (Performance of GLD - Performance of UUP)]

However, the amount you receive will not be less than zero.

Leverage Factor:	100%
Calculation Agent:	MLPF&S, a subsidiary of BAC

Relative Value Strategic Accelerated Redemption Securities®	TS-2

Determining Payment on the Notes

Automatic Call Provision:

The notes will be automatically called on any Observation Date if the Performance of GLD is greater than or equal to the Performance of UUP. If the notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to that Observation Date, which will be equal to the Original Offering Price per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called on any Observation Date because the Performance of GLD is less than the Performance of UUP on each Observation Date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

You will receive per unit:

$10 + [$10 × (Performance of GLD - Performance of UUP)]

However, the amount that you receive will not be less than zero.

In this case, you will receive a Redemption Amount that is less, and possibly significantly less, than the Original Offering Price per unit.

Relative Value Strategic Accelerated Redemption Securities®	TS-3

Hypothetical Payments

Set forth below are four hypothetical examples of payment calculations (with hypothetical Call Amounts and hypothetical Redemption Amounts rounded to two decimal places), based on:

1)	the Initial GLD Price of 149.81 (the Closing Market Price of GLD on the pricing date);

2)	the Initial UUP Price of 20.96 (the Closing Market Price of UUP on the pricing date);

3)	a term of the notes from May 5, 2011 to May 7, 2012;

4)	a Call Premium of 12% of the Original Offering Price per unit per annum;

5)	Observation Dates occurring on October 25, 2011, January 24, 2012, and April 30, 2012; and

6)	The dotted blue line reflecting the hypothetical Performance of GLD the black line reflecting the hypothetical Performance of UUP.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the Performance of GLD on the relevant Observation Date is equal to or greater than the Performance of UUP. Consequently, the notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date of October 25, 2011, the hypothetical Call Amount per unit will be:

$10.00 plus the Call Premium of $0.60 = $10.60 per unit.

Example 2

If the call is related to the Observation Date of January 24, 2012, the hypothetical Call Amount per unit will be:

$10.00 plus the Call Premium of $0.90 = $10.90 per unit.

Relative Value Strategic Accelerated Redemption Securities®	TS-4

Example 3

If the call is related to the Observation Date of April 30, 2012, the hypothetical Call Amount per unit will be:

$10.00 plus the Call Premium of $1.20 = $11.20 per unit.

The Notes Are Not Called on any of the Observation Dates

Example 4

The notes are not called on any of the Observation Dates because the hypothetical Performance of GLD on each Observation Date is less than the hypothetical Performance of UUP. The hypothetical Redemption Amount will be less, and possibly significantly less, than the Original Offering

Price per unit.

If the hypothetical Performance of GLD is -20.00% and the hypothetical Performance to UUP is 5.00%,

the hypothetical Redemption Amount will be:

$10 +	[	$10 ×	(-20.00% - 5.00%	)]	= $7.50 per unit

Relative Value Strategic Accelerated Redemption Securities®	TS-5

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Performance of GLD and Performance of UUP on each Observation Date and the term of your investment.

Summary of the Hypothetical Examples

Notes Are Called on an Observation Date	Observation Date on October 25, 2011	Observation Date on January 24, 2012	Observation Date on April 30, 2012(1)
Initial GLD Price	149.81	149.81	149.81

Hypothetical Final GLD Price	164.79	157.30	145.32

Hypothetical Performance of GLD	10.00%	5.00%	-3.00%

Initial UUP Price	20.96	20.96	20.96

Hypothetical Final UUP Price	22.01	19.91	19.91

Hypothetical Performance of UUP	5.00%	-5.00%	-5.00%

Hypothetical Return of the Notes	6.00%	9.00%	12.00%

Hypothetical Call Amount per Unit	$10.60	$10.90	$11.20

Notes Are Not Called on Any Observation Date	Performance of GLD Is Less than Performance of UUP
Initial GLD Price	149.81

Hypothetical Final GLD Price	119.85

Hypothetical Performance of GLD on the final Observation Date	-20.00%

Initial UUP Price	20.96

Hypothetical Final UUP Price	22.01

Hypothetical Performance of UUP on the final Observation Date	5.00%

Hypothetical Return on the Notes	-25.00%

Hypothetical Redemption Amount per Unit	$7.50

(1)	In this example, even though the hypothetical Final GLD Price decreased from the Initial GLD Price, the notes will be called because the Performance of GLD is greater than the Performance of UUP.

Relative Value Strategic Accelerated Redemption Securities®	TS-6

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than the return on a comparable investment directly in the Market Measures.

▪	You must rely on your own evaluation of the merits of an investment linked to the performance of the Market Measures.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Market Measures.

▪	Changes in the performance of the Market Measures may offset each other. For example, increases in the price of GLD may be offset by greater increases in the price of UUP.

▪

We cannot control actions by GLD’s sponsor or UUP’s managing owner, which may adjust these exchange traded funds in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪	The sponsor of the index tracked by UUP may adjust that index in a way that affects its level and has no obligation to consider your interests.

▪	You will have no rights as a securityholder of the Market Measures, and you will not have the right to receive any distributions with respect to the shares of the Market Measures.

▪	You will have no rights of a holder of any gold held by GLD, or any of the futures contracts or other assets held by UUP.

▪	There are liquidity and management risks associated with the Market Measures.

▪	The performance of the Market Measures and the performance of the assets in which they invest may vary.

▪	Risks associated with the underlying assets represented by the Market Measures or the Market Measures will affect the share prices of the Market Measures and, hence, the value of the notes.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Suspensions or disruptions of market trading in assets tracked by the Market Measures may adversely affect the value of the notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	Purchases and sales by us and our affiliates of the underlying assets represented by the Market Measures may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the underlying commodities or futures contracts may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

Relative Value Strategic Accelerated Redemption Securities®	TS-7

Additional Risk Factors

Additional Risk Factor Relating to the Terms of the Notes

The return on the notes is based on the relative performance of GLD and UUP and does not directly track a positive position in GLD. You may receive a lower return on the notes than you could receive by directly investing in GLD. Even if GLD appreciates, you may not earn a positive return over the term of the notes. The return on the notes is based on the performance of GLD relative to the performance of UUP as determined on each Observation Date. On any Observation Date, in order for you to receive a positive return upon a call of the notes, GLD must either (a) have increased by a percentage that is equal to or greater than any percentage increase of UUP or (b) decreased by a percentage that is less than or equal to any percentage decrease of UUP. If the notes are not called prior to maturity and UUP has performed better than GLD as of the final Observation Date, you will receive a Redemption Amount that is less than the Original Offering Price, even if the price of GLD has increased over the term of the notes.

Additional Risk Factor Relating to Gold and GLD

The price of shares of GLD is linked closely to the price of gold, which may change unpredictably and affect the value of the notes in unforeseeable ways. GLD attempts to mirror as closely as possible, before fees and expenses, the performance of the price of gold bullion. As a result, the value of the shares of GLD relates directly to the value of the gold held by GLD. Investments in securities linked to an exchange traded fund such as the GLD, which is linked to the price of a single commodity, may be considered speculative. The gold markets are generally subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.

The price of gold used to determine the value of the gold held by GLD is derived from a principals’ market which operates as an over-the-counter physical commodity market. Certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits that would otherwise restrict the extent of daily fluctuations in the prices of the commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Investing in GLD is not the same as investing directly in gold. The performance of GLD may not fully replicate the performance of the price of gold due to the fees and expenses charged by the sponsor of GLD, restrictions on access to gold, or other circumstances. GLD does not generate any income and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each share of GLD has gradually declined over time. GLD sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of gold. GLD currently has an expense ratio of approximately 0.40% per year. GLD reported total expenses of $57.24 million for the three months ended December 31, 2010, and the market value of its investment in gold as of that date was $58.39 billion. The sale of GLD’s gold to pay expenses at a time of low gold prices could adversely affect the value of GLD. Additionally, there is a risk that part or all of GLD’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster, or other events.

Changes in the methodology used to calculate the gold spot price or changes in laws or regulations which affect the price of gold may affect the value of the notes. Members of the London Bullion Market Association (the “LBMA”) set the fixings of gold (the “gold spot price”) used to determine the value of gold held by GLD, and may adjust the determination of the gold spot price in a way that adversely affects the value of the notes. In setting the gold spot price, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the gold spot price. Any change of this kind could cause a decrease in the gold spot price, which would adversely affect the value of the notes.

In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts, or other official bodies. Any event of this kind could adversely affect the gold spot price and, as a result, could adversely affect the value of the notes.

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the gold spot price. The price movements in the gold spot price may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts on gold, which have more distant delivery dates than the gold spot price. The prices for these futures contracts may not increase to the same extent as the gold spot price, or may decrease to a greater extent, which may adversely affect the value of the notes.

Additional Risk Factors Relating to Currency Exchange Rates and UUP

The performance of units of UUP depends on the applicable exchange rates, which are affected by many complex factors outside of our control. The value of any currency exchange rate may be affected by complex political and economic factors. Each exchange rate is at any moment a result of the supply and demand for the applicable base currency relative to its applicable underlying currency, and changes in an exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each underlying currency or base currency, including economic, financial, regulatory, social, and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

Relative Value Strategic Accelerated Redemption Securities®	TS-8

Certain relevant information relating to the countries that have issued one or more of the relevant currencies may not be as well known or as rapidly or thoroughly reported in the U.S. as is comparable information relating to the U.S. economy. You should be aware of the possible lack of availability of important information that can affect the value of the applicable currencies, particularly relative to the U.S. dollar, and you may need to make special efforts to obtain that information on a timely basis.

The exchange rates tracked by UUP could be affected by the actions of the applicable governments. Foreign exchange rates either can be fixed by sovereign governments or they may be floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. The applicable governments may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an exchange rate or relative exchange characteristics by devaluating or revaluating that currency. As a result, the liquidity, market value, and the return of the notes could be affected by the actions of sovereign governments, which could change or interfere with otherwise freely determined currency valuation, fluctuations in response to other market forces, and the movement of such currencies across borders.

Even though currencies trade around-the-clock, the notes will not trade around-the-clock and the prevailing market prices for the notes may not reflect the underlying exchange rates. The interbank market in foreign currencies is a global, around-the-clock market. The market for UUP and the market for the notes will not conform to the hours during which any applicable currency is traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of UUP or the notes. The possibility of these movements should be taken into account in relating the value of the notes to movements occurring in the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information. However, this information will not necessarily be reflected in the value of UUP and the determination of the payments on the notes. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for you to obtain timely, accurate data about the state of the underlying foreign exchange markets.

UUP could be subject to position limits on its ownership of DX Contracts. The DX Contracts (as defined below) held by UUP are not subject to speculative position limits. There can be no assurance that the DX Contracts will not become subject to speculative position limits. If UUP becomes subject to speculative position limits with respect to its holdings of DX Contracts, UUP’s ability to conduct its operations as historically conducted could be limited, including limiting the size of UUP and to reinvest its income in additional DX Contracts. Limiting the size of UUP may affect the correlation between the market price of UUP and its net asset value. As a result, the shares of UUP could trade at a premium to its net asset value, which could adversely affect your return on the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-9

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that GLD will perform moderately better than UUP over the term of the notes.

▪	You anticipate that the Performance of GLD will be equal to or greater than the Performance of UUP on any Observation Date and you seek an early exit prior to maturity at a premium.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the Performance of GLD relative to Performance of UUP from the pricing date to the date on which the notes are called.

▪	You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be less than the Original Offering Price per unit.

▪	You accept that your investment will result in a loss, which could be significant, if the Performance of GLD is less than the Performance of UUP on the final Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Market Measures with no expectation of receiving distributions, interest payments, or other benefits of owning the Market Measures.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that UUP will perform better than GLD over the terms of the notes.

▪	You want to hold your notes for the full term.

▪	You anticipate that the Performance of UUP will be greater than the Performance of GLD on any Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive interest payments or other distributions paid on the Market Measures.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-10

Other Terms of the Notes

Closing Market Price

The provisions of this section supersede and replace the definition of “Closing Market Price” set forth in product supplement STR-2, and will apply to the Market Measures.

The “Closing Market Price” means:

(A)	If either of GLD or UUP is listed or admitted to trading on a national securities exchange in the United States that is registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of either of GLD or UUP (or any other security underlying either GLD or UUP for which a Closing Market Price must be determined for purposes of the notes):

i.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

ii.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter-market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

iii.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of either GLD or UUP (or any other security underlying either GLD or UUP for which a Closing Market Price must be determined for purposes of the notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If GLD or UUP is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means for one share of either GLD or UUP, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If GLD or UUP is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

Market Disruption Event on an Observation Date

If, for either GLD or UUP (an “Observation Date Affected Component”), (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) the calculation agent determines that any scheduled Observation Date is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the Closing Market Price of the Observation Date Affected Component for such non-calculation day, and as a result, the value of the Market Measures, as follows:

▪	The Closing Market Price of the Market Measure that is not an Observation Date Affected Component will be its Closing Market Price on such non-calculation day.

▪

The Closing Market Price of the Observation Date Affected Component will equal the Closing Market Price of that Market Measure on the first trading day following that non-calculation day on which no Market Disruption Event occurs with respect to that Observation Date Affected Component; provided that the Closing Market Price will be determined (or, if not determined, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the applicable scheduled Call Settlement Date, or, in the case of the final Observation Date, no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

The applicable Observation Date will be deemed to occur after the calculation agent has determined the value of the Market Measures as provided above. If, due to a Market Disruption Event or otherwise, an Observation Date (other than the final Observation Date) is postponed, the applicable

Relative Value Strategic Accelerated Redemption Securities®	TS-11

Call Settlement Date on which the Call Amount for such Observation Date will be paid will be the fifth Banking Business Day following the Observation Date as so postponed. However, if the final Observation Date is postponed, under no circumstances will the maturity date be postponed.

Other Provisions

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution; Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Relative Value Strategic Accelerated Redemption Securities®	TS-12

The SPDR® Gold Trust versus the PowerShares DB U.S. Dollar Index Bullish Fund

We have derived the following information from publicly available documents published by Standard & Poor’s Depositary Receipts (“SPDR”) and iShares, Inc., a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with SPDR or iShares, Inc., and SPDR and iShares, Inc. will not have any obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the shares or units of GLD or UUP, or the assets held by GLD or UUP. Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to GLD or UUP in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares or units of GLD or UUP have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning GLD or UUP could affect the value of its shares or units on each Observation Date and therefore could affect your return on the notes.

SPDR® Gold Trust

GLD is an investment trust that issues SPDR® Gold Shares, or “shares”, which represent units of fractional undivided beneficial interest in and ownership of GLD. GLD was formed on November 12, 2004 under New York law under a trust indenture. World Gold Trust Services, LLC is the sponsor of GLD. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of GLD, and HSBC Bank USA, N.A. is the custodian of GLD.

GLD holds gold bars and from time to time to issues one or more blocks of 100,000 shares, or “baskets”, in exchange for deposits of gold and to distribute gold in connection with redemptions of baskets. GLD’s investment objective is for its shares to reflect the performance of the price of gold bullion, before the expenses of GLD’s operations. The expenses of GLD are accrued daily and reflected in the net asset value of GLD. GLD currently is accruing ordinary operating expenses at an annual rate of 0.40%. World Gold Trust Services, LLC as the sponsor and State Street Global Markets, LLC as the marketing agent have agreed to reduce the fees payable to them from the assets of GLD to the extent required so that the estimated ordinary expenses of GLD do not exceed an amount equal to 0.40% per annum of the daily net asset value during the period ending seven years from the date of the Trust Indenture, November 12, 2004, or upon the earlier termination of the Marketing Agent Agreement.

Information provided to or filed with the SEC by GLD under the Investment Company Act of 1940, as amended, can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 1222333. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The shares of GLD trade on the NYSE Arca under the symbol “GLD.”

Historical Data of GLD

The following table sets forth the high and low closing prices of the shares of GLD for each calendar quarter since the first quarter in 2006. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of GLD should not be taken as an indication of future performance, and we cannot assure you that the price per share of GLD will perform better than UUP. On the pricing date, the closing price of GLD was 149.81.

		High	Low
2006	First Quarter	58.60	52.34
	Second Quarter	71.12	55.62
	Third Quarter	65.85	56.92
	Fourth Quarter	64.39	56.37

2007	First Quarter	68.10	60.17
	Second Quarter	68.70	63.62
	Third Quarter	73.51	64.42
	Fourth Quarter	83.00	71.90

2008	First Quarter	99.17	84.77
	Second Quarter	93.27	83.99
	Third Quarter	96.17	73.08
	Fourth Quarter	89.90	70.00

2009	First Quarter	97.80	79.79
	Second Quarter	96.36	85.22
	Third Quarter	99.91	89.27
	Fourth Quarter	119.18	97.89

2010	First Quarter	112.85	104.04
	Second Quarter	122.83	110.26
	Third Quarter	127.95	113.51
	Fourth Quarter	139.11	128.46

2011	First Quarter	140.34	127.93
	Second Quarter (through the pricing date)	149.82	139.20

Relative Value Strategic Accelerated Redemption Securities®	TS-13

SPDR® is a trademark of Standard & Poor’s Financial Services LLC. The notes are not sponsored, endorsed, sold, or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

PowerShares DB U.S. Dollar Index Bullish Fund

UUP, a separate series of PowerShares DB U.S. Dollar Index Trust, a Delaware statutory trust organized in two separate series, was formed on August 3, 2006 and commenced investment operations on February 15, 2007. DB Commodity Services LLC serves as the managing owner, commodity pool operator and commodity trading advisor of UUP. UUP pays the managing owner a management fee monthly in arrears, in an amount equal to 0.75% per annum of the daily net asset value of UUP.

UUP issues “units” of fractional undivided beneficial interest in and ownership of UUP. UUP establishes long positions in certain futures contracts (the “DX Contracts”) with a view to tracking the changes, whether positive or negative, in the level of the Deutsche Bank Long US Dollar Index Futures Index–Excess Return (the “Index”), over time. The changes in market value over time of the DX Contracts are related to the changes in the level of the U.S. Dollar Index® (the “USDX®”). The USDX®, and in turn, the Index, provides a general indication of the international value of the U.S. dollar relative to the six currencies that comprise the USDX®—the Euro, the Japanese Yen, the British Pound, the Canadian Dollar, the Swedish Krona, and the Swiss Franc (the “Index Currencies”). The performance of UUP also is intended to reflect the excess, if any, of its interest income from its holdings of U.S. Treasury securities and other high credit quality short-term fixed income securities over the expenses of UUP.

Information provided to or filed with the SEC by UUP under the Investment Company Act of 1940, as amended, can be located at the SEC’s facilities or through the SEC’s Website at www.sec.gov by reference to SEC CIK number 0001383151. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The units of UUP trade on the NYSE Arca under the symbol “UUP.”

Index Description

The Index is designed to reflect the changes in market value over time, whether positive or negative, from investing in long positions in the first to expire DX Contracts whose changes in market value over time, whether positive or negative, in turn, are tied to the USDX®. The first to expire DX Contracts are the futures contracts that expire in March, June, September, and December. DX Contracts are traded exclusively through ICE Futures U.S., under the symbol “DX.”

The changes in market value over time, whether positive or negative, of DX Contracts are related to the Index Currencies (as described below). (Although the Index tracks the changes in market value over time, whether positive or negative, of long positions in the first to expire DX Contracts, the closing level of the Index is in effect, and in part, a reflection of the changes, whether positive or negative, in the level of the U.S. dollar relative to a basket of the underlying Index Currencies.)

The USDX® is composed of notional amounts of each Index Currency. The notional amounts of the Index Currencies included in the USDX® reflect a weighted average of the change in the Index Currencies’ exchange rates against the U.S. dollar relative to March 1973.

The fair value of DX Contracts is based on foreign exchange futures prices for the underlying Index Currencies. The fair value of DX Contracts is calculated in the same way as a spot index. DX Contracts, similar to single currency futures contracts, will trade at a forward premium or discount based on the interest rate differential between the U.S. dollar and the Index Currencies.

The DX Contract price is sized at $1,000 times the USDX® closing level. Thus, if the USDX® closing level is 100.00, the DX Contract will be valued at $100,000. If the USDX® closing level is 112.50, each DX Contract will have a value of $112,500.

The sponsor of the Index is Deutsche Bank AG London (the “USDX Index Sponsor”).

USDX® Composition

The Index reflects the changes in market value over time, whether positive or negative, of a long position in the first to expire DX Contracts. In turn, the changes in market value over time, whether positive or negative, of DX Contracts are related to the changes, positive and negative, in the level of the USDX®.

The USDX® provides a general indication of the international value of the U.S. dollar and is composed of notional amounts of each of the Index Currencies. The notional amounts of each Index Currency included in the USDX® are weighted to reflect the currencies of the largest trading partners of the U.S. These largest trading partners constitute the bulk of international trade with the United States and have well-developed foreign exchange markets with rates freely determined by market participants. The USDX® is computed 24 hours a day, seven days a week based on exchange rates supplied to Reuters by banks worldwide.

The following table reflects the index base weights (the “Index Base Weights”), of each Index Currency as of March 1973 with respect to the USDX®:

Index Currency	Index Base Weight (%)
Euro	57.60
Japanese Yen	13.60
British Pound	11.90
Canadian Dollar	9.10
Swedish Krona	4.20
Swiss Franc	3.60
Closing Level at Inception:	100.00

Relative Value Strategic Accelerated Redemption Securities®	TS-14

The USDX® has been calculated since inception in March 1973. The closing level at inception was 100.00.

The euro was included in the USDX® in 1999 and replaced the following currencies that were originally included in the USDX®: Belgian Franc, Dutch Guilder, German Mark, French Franc and Italian Lira.

Index Calculation

The Index reflects the changes in market value over time, whether positive or negative, of a long position in the first to expire DX Contract relative to the value of the dollar as of December 31, 1986, or Base Date. On the Base Date, the closing level was 100.00. Although the DX Contract started trading in 1985, the Base Date of December 31, 1986 was selected because reasonably reliable pricing data was not available prior to December 31, 1986. A quote of “105.50” means the U.S. dollar’s value has risen 5.50% since the Base Date relative to the underlying basket of Index Currencies which comprise the USDX®.

The Index Sponsor calculates the closing level of the Index on both an excess return basis and a total return basis. The excess return index reflects the changes in market value over time, whether positive or negative, of the DX Contracts. The total return is the sum of the changes in market value over time, whether positive or negative, of the DX Contracts plus the return of 3-month U.S. Treasury bills. The closing levels of the Index have been calculated using historic exchange closing price data of the DX Contracts since the Base Date.

The use of long positions on DX Contracts in the construction of the Index causes the Index to rise as a result of any upward price movement in the DX Contracts. In turn, this appreciation in the long DX Contracts reflects the rise of the U.S. dollar relative to the underlying basket of Index Currencies which comprise the USDX®.

Index Rolls and Rebalancing of the USDX®

The underlying DX Contracts of the Index are rolled quarterly over three consecutive business days starting on the Wednesday prior to the applicable IMM Date (each, an “Index Roll Day”). “IMM Date” means the third Wednesday of March, June, September, and December.

DX Contracts are rolled on each Index Roll Day as follows:

▪	1/3 of the DX Contracts that will expire on the next IMM Date is sold.

▪	Positions in the DX Contracts that expire on the IMM Date following the next IMM Date are purchased.

There are no regularly scheduled adjustments or rebalancings of the USDX®.

Historical Data of UUP

The following table sets forth the high and low closing prices of the units of UUP for each calendar quarter since the inception of UUP on February 15, 2007. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of units of UUP should not be taken as an indication of future performance, and we cannot assure you that the price per unit of UUP will perform worse than GLD. On the pricing date, the closing price of UUP was 20.96.

		High	Low
2007	First Quarter (beginning February 15, 2007)	25.16	24.78
	Second Quarter	25.23	24.12
	Third Quarter	25.07	24.05
	Fourth Quarter	24.38	23.26

2008	First Quarter	23.97	22.27
	Second Quarter	22.99	22.23
	Third Quarter	24.80	22.27
	Fourth Quarter	27.08	23.96

2009	First Quarter	26.75	24.74
	Second Quarter	25.97	23.45
	Third Quarter	24.05	22.60
	Fourth Quarter	23.16	22.03

2010	First Quarter	24.13	22.64
	Second Quarter	25.83	23.48
	Third Quarter	24.60	22.84
	Fourth Quarter	23.50	21.97

2011	First Quarter	23.36	21.65
	Second Quarter (through the pricing date)	21.78	20.96

USDX® is a registered service mark owned by ICE Futures U.S., Inc. (“ICE”). The notes are not sponsored, endorsed, sold, or promoted by ICE and ICE makes no representation regarding the advisability of investing in the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-15

The following graph sets forth the hypothetical historical Performance of GLD minus the Performance of UUP (since the inception of UUP on February 15, 2007) from February 2008 through March 2011, taking historical month-end Closing Market Prices of the GLD and UUP during this time period. Each data point within the graph represents the hypothetical difference between the Performance of GLD and the Performance of UUP assuming the notes were priced 12 months earlier (a term expected to be similar to that of the notes). The hypothetical Performance of GLD and UUP were calculated as set forth on TS-2. Any historical upward or downward trend in the Performance of GLD versus the Performance of UUP during any period set forth below is not an indication that the Performance of GLD will exceed the Performance of UUP at any time over the term of the notes, or that the notes will be called on an Observation Date.

Relative Value Strategic Accelerated Redemption Securities®	TS-16

The following graph compares the historical month-end Closing Market Prices of GLD and the historical month-end Closing Market Prices of UUP from February 2007 through March 2011. This historical data is not necessarily indicative of the future performance of either GLD or UUP or what the value of the notes may be. Any historical upward or downward trend in the price of GLD and the price of UUP during any period set forth below is not an indication that the Performance of GLD will exceed the Performance of UUP at any time over the term of the notes, or that the notes will be called on an Observation Date. On the pricing date, the Closing Market Price of GLD was 149.81 and the Closing Market Price of UUP was 20.96.

Historical Performance of GLD and UUP
250
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GLD Equity
UUP Equity

Before investing in the notes, you should consult publicly available sources for the prices, levels and trading patterns of GLD and UUP. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Market Measures and the financial markets generally exhibiting greater volatility than in earlier periods.

Relative Value Strategic Accelerated Redemption Securities®	TS-17

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract linked to the performance of the GLD versus the UUP that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the performance of the GLD versus the UUP.

•

Under this characterization and tax treatment of the notes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, your capital gain or loss generally will be short-term capital gain or loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract linked to the performance of the GLD versus the UUP that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the performance of the GLD versus the UUP. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract linked to the performance of the GLD versus the UUP for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STR-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-2 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity. Assuming that the notes are properly characterized and treated as callable single financial contracts linked to the performance of the GLD versus the UUP for U.S. federal income tax purposes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as defined on page S-44 of product supplement STR-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, a U.S. Holder’s capital gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Because the Market Measures are the type of financial assets described under Section 1260 of the Code, while the matter is not entirely clear, there may exist a risk that an investment in the notes will be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement). U.S. Holders should consult their tax advisor regarding the potential application of Section 1260 of the Code to an investment in the notes.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the Code concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

Relative Value Strategic Accelerated Redemption Securities®	TS-18

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the notes offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Relative Value Strategic Accelerated Redemption Securities®	TS-19

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003417/g18702p5e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements, and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed-income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes, and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

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Relative Value Strategic Accelerated Redemption Securities®	TS-20